ADDvantage Technologies Reports Record Revenue of $23.8 Million for the Second Quarter of Fiscal 2022

Wireless Segment Revenue up 79%; Telco Revenue up 92% to Record Levels
Benefits of Cost Reduction and Margin Expansion Initiatives to Benefit Second Half of Fiscal Year

Carrollton, Texas, May 12, 2022 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY) (“ADDvantage Technologies” or the “Company”) today reported record financial results for the three and six months ended March 31, 2022, the second fiscal quarter of 2022.
“We generated record revenue in both segments of our business, as our efforts to position Fulton as a key partner for 5G tower work led to rapid growth, and our Telco segment continues to benefit from supply chain challenges for new equipment and the growing remote workforce movement,” commented Joe Hart, Chief Executive Officer. “During the quarter, we initiated significant cost-reduction initiatives, which included operational efficiencies, reallocating resources to meet near-term demand and streamlining our back-office infrastructure. We expect these changes to materially improve third fiscal quarter margins and enable us to minimize our cash burn. We are executing on all cylinders at this point, and demand for tower work continues to grow. The third quarter is typically our seasonally strongest quarter, and we are well-positioned to deliver continued top line performance and significant bottom-line improvements.”

“The 5G build-out represents a significant, secular, multi-year opportunity, and ADDvantage Technologies is strategically and regionally situated as a valued partner for our carrier customers,” added Mr. Hart. “We maintain long-term relationships with wireless carriers and we are being awarded key markets on a regular basis.”

“Simultaneously, our Telco segment, continues to deliver improved results due to strong demand for refurbished telecom equipment, increasing sales 92% compared to the same quarter last year and 38% compared to the previous quarter. Both Nave Communications and Triton Datacom have experienced a significant uptick in revenue the last quarter due to global supply chain issues and chip shortages,” continued Mr. Hart.

Financial Results for the Three Months ended March 31, 2022

Fiscal second quarter sales were a record $23.8 million, an increase of $11.1 million, or 88% compared to $12.7 million last year and a sequential increase of 27% compared to the first fiscal quarter. The increase was primarily due to a $3.4 million increase in Wireless revenue related to 5G tower work, and an increase of $7.7 million in Telco revenue due to increased demand for refurbished telecommunications equipment sold by the Telco segment.

Gross profit was $5.8 million, or 24% gross margin, compared to gross profit of $3.2 million, or 25% gross margin, for the same period last year. The net changes in gross profit were due to higher overall sales in both the Wireless and Telco segments, and the decrease in gross margin as a percent of sales was costs incurred in deploying to new markets and related startup costs. During the quarter, the Company started a significant cost-reduction initiative, designed to improve operational efficiency and reduce costs following the initial ramp-up to meet the growing demand for 5-G and related tower work, and we withdrew from a couple of non-profitable markets which were due to lower volume commitments from some customers.. Management expects the benefit of these actions to reduce fixed costs by approximately $2.4 million on an annual basis, with the benefits of the reductions evident in the third fiscal quarter of 2022, the period ending June 30, 2022.

Operating expenses increased $0.6 million to $2.8 million from $2.2 million the same period last year as the Wireless group ramped up to meet the increased demand and deploy teams to additional new markets. Consolidated selling, general and administrative ("SG&A") expenses include overhead, which consist of personnel, insurance, professional services, communication, and other cost categories, increased $0.1 million, or 2%, to $3.9 million for the three months ended March 31, 2022 from $3.8 million for the same period last year. The increase in SG&A relates primarily to increased selling and commissions expenses to support higher revenues.

Net loss for the quarter narrowed by $1.7 million to $1.4 million, or $0.11 per diluted share, compared with a net loss of $3.1 million, or a loss of $0.25 per diluted share for the same quarter last year, and narrowed by $0.6 million from $2.0 million, or $0.16 per diluted share, from the first quarter of the fiscal year.

Financial Results for the Six Months ended March 31, 2022

Year-to-date sales were a record $42.4 million, an increase 67% compared to $25.4 million last year. Wireless segment revenue increased 55% to $14.9 million and Telco segment revenue increased 74% to $27.5 million.

Gross profit was $10.4 million, or 24% gross margin, compared to gross profit of $6.8 million, or 27% gross margin, for the same period last year. Operating expenses increased $1.1 million to $5.3 million from $4.2 million the same period last year. Year-to-date net loss narrowed by $1.6 million to $3.4 million, or $0.27 per diluted share, compared with a net loss of $5.0 million, or a loss of $0.41 per diluted share last year.

Balance sheet

Cash and cash equivalents were $3.9 million as of March 31, 2022, compared with $1.8 million at December 31, 2021. As of March 31, 2022, the Company had net inventories of $5.8 million.

Outstanding debt as of March 31, 2022 was $2.2 million, which is comprised of financing leases. The Company paid down $2.1 million and closed its line of credit during the quarter ended March 31, 2022. The line of credit was replaced with an accounts receivable purchase facility, which when combined with a similar facility already in place in the Wireless segment will provide a total capacity of $19.0 million, which gives the Company increased funding flexibility across the three subsidiaries as the business flexes up and down.

Earnings Conference Call

The Company will host a conference call on Thursday, May 12, 2022 at 9 a.m. Eastern.
Date: Thursday, May 12, 2022
Time: 9 a.m. Eastern
Toll-free Dial-in Number: 1-800-289-0438
International Dial-in Number: 1-323-794-2423
Conference ID: 4551098

The conference call will be available via webcast and can be accessed through the Investor Relations section of ADDvantage's website, www.addvantagetechnologies.com. Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast.

A replay of the conference call will be available through May 26, 2022.

Toll-free Replay Number: 1-844-512-2921
International Replay Number: 1-412-317-6671
Replay Passcode: 4551098

An online archive of the webcast will be available on the Company's website for 30 days following the call.

About ADDvantage Technologies Group, Inc.

ADDvantage Technologies Group, Inc. (Nasdaq: AEY) is a communications infrastructure services and equipment provider operating a diversified group of companies through its Wireless Infrastructure Services and Telecommunications segments. Through its Wireless segment, Fulton Technologies provides turn-key wireless infrastructure services including the installation, modification and upgrading of equipment on communication towers and small cell sites for wireless carriers, national integrators, tower owners and major equipment manufacturers. Through its Telecommunications segment, Nave Communications and Triton Datacom sell equipment and hardware used to acquire, distribute, and protect the communications signals carried on fiber optic, coaxial cable and wireless distribution systems. The Telecommunications segment also offers repair services focused on telecommunication equipment and recycling surplus and related obsolete telecommunications equipment.

ADDvantage operates through its subsidiaries, Fulton Technologies, Nave Communications, and Triton Datacom. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

Cautions Regarding Forward-Looking Statements

The information in this announcement may include forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements. These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements. A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

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ADDvantage Technologies Group, Inc.
Consolidated Balance Sheets
(in thousands, except share amounts)
(Unaudited)

	March 31, 2022	September 30, 2021
Assets
Current assets:
Cash and cash equivalents	$3,934	$2,608
Restricted cash	1,912	334
Accounts receivable, net of allowances of $250, respectively	369	7,013
Unbilled revenue	3,177	2,488
Inventories, net of allowances of $3,647 and $3,476, respectively	5,808	5,922
Prepaid expenses and other assets	1,682	1,431
Total current assets	16,882	19,796

Property and equipment, at cost:
Machinery and equipment	5,386	4,973
Leasehold improvements	899	813
Total property and equipment, at cost	6,285	5,786
Less: Accumulated depreciation	(2,670)	(2,293)
Net property and equipment	3,615	3,493
Right-of-use lease assets	2,239	2,730
Intangibles, net of accumulated amortization	948	1,107
Goodwill	58	58
Other assets	130	128
Total assets	$23,872	$27,312

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$8,093	$7,044
Accrued expenses	1,449	1,581
Deferred revenue	225	168
Bank line of credit	—	2,050
Right-of-use lease obligations, current	1,196	1,198
Finance lease obligations, current	698	582
Other current liabilities	843	692
Total current liabilities	12,504	13,315
Right-of-use lease obligations, long-term	1,533	2,141
Finance lease obligations, long-term	1,499	1,429
Total liabilities	15,536	16,885
Shareholders’ equity:
Common stock, $0.01 par value; 30,000,000 shares authorized; 13,189,112 and 12,610,229 shares issued and outstanding, respectively	132	126
Paid in capital	748	(578)
Retained earnings	7,456	10,879
Total shareholders’ equity	8,336	10,427
Total liabilities and shareholders’ equity	$23,872	$27,312

ADDvantage Technologies Group, Inc.
Consolidated Statement of Operations
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2022	2021	2022	2021
Sales	$23,759	$12,667	$42,449	$25,416
Cost of sales	18,001	9,486	32,060	18,606
Gross profit	5,758	3,181	10,389	6,810
Operating expenses	2,753	2,167	5,253	4,224
Selling, general and administrative expenses	3,850	3,757	7,538	6,972
Depreciation and amortization expense	318	304	662	585
Loss (gain) on disposal of assets	2	—	2	(10)
Loss from operations	(1,165)	(3,047)	(3,066)	(4,961)
Other income (expense):
Interest income	—	33	—	81
Other expense, net	(168)	(8)	(240)	(27)
Interest expense	(61)	(42)	(116)	(110)
Other income (expense), net	(229)	(17)	(356)	(56)

Loss before income taxes	(1,394)	(3,064)	(3,422)	(5,017)
Income tax expense	—	—	—	—

Net loss	$(1,394)	$(3,064)	$(3,422)	$(5,017)

Loss per share:
Basic and diluted	$(0.11)	$(0.25)	$(0.27)	$(0.41)
Shares used in per share calculation:
Basic and diluted	13,071,053	12,416,594	12,875,055	12,281,721

Non-GAAP Financial Measure
Adjusted EBITDA is a supplemental, non-GAAP financial measure.  EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA as presented also excludes impairment charges for operating lease right-of-use assets and intangible assets including goodwill, stock compensation expense, other income, other expense, interest income and income from equity method investment. Adjusted EBITDA is presented below because this metric is used by the financial community as a method of measuring our financial performance and of evaluating the market value of companies considered to be in similar businesses.  Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance. Adjusted EBITDA, as calculated below, may not be comparable to similarly titled measures employed by other companies.  In addition, Adjusted EBITDA is not necessarily a measure of our ability to fund our cash needs.
The following table provides a reconciliation by segment of loss from operations to Adjusted EBITDA for the three- and six-month periods ended March 31, 2022 and 2021, in thousands:

	Three Months Ended March 31, 2022			Three Months Ended March 31, 2021
	Wireless	Telco	Total	Wireless	Telco	Total
Income (loss) from operations	$(2,203)	$1,038	$(1,165)	$(1,537)	$(1,510)	$(3,047)
Depreciation and amortization expense	197	121	318	176	128	304
Stock compensation expense	114	133	247	107	139	246
Adjusted EBITDA	$(1,892)	$1,292	$(600)	$(1,254)	$(1,243)	$(2,497)

	Six Months Ended March 31, 2022			Six Months Ended March 31, 2021
	Wireless	Telco	Total	Wireless	Telco	Total
Income (loss) from operations	$(4,528)	$1,462	$(3,066)	$(2,642)	$(2,319)	$(4,961)
Depreciation and amortization expense	416	246	662	328	257	585
Stock compensation expense	257	271	528	247	314	561
Adjusted EBITDA	$(3,855)	$1,979	$(1,876)	$(2,067)	$(1,748)	$(3,815)